MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

MID-AMERICA APARTMENT COMMUNITIES, INC.
ANNOUNCES DALLAS ACQUISITION LA VALENCIA AT STARWOOD

Memphis, TN, August 31, 2010.  Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that it has completed the acquisition of La Valencia at Starwood, a newly developed upscale 270-unit apartment community located in the Dallas/Ft.Worth MSA.

La Valencia at Starwood is a gated community completed in 2009 located in the master planned development of Starwood, in the north Dallas sub-market of Frisco. The upscale community offers high-end amenities including a resort-style pool, state-of-the-art fitness center and direct-access garages.  The large apartment homes, averaging 992 square feet, feature nine-foot ceilings, wood flooring and custom pre-wiring for flat panel TVs and surround sound systems. The community is the first fully certified ENERGY STAR community in North Texas.

Commenting on the announcement, Al Campbell, EVP and CFO said, “We are excited to be adding a community in the highly desirable Frisco sub-market to our Dallas portfolio. This fast-growing area in the Dallas/Ft. Worth Metroplex was recently named one of the Top-10 Places to Relocate by Forbes.com. With close proximity to major employers, the North Dallas Tollway and a number of upscale shopping and entertainment venues, La Valencia at Starwood represents a terrific addition to our portfolio.”

The community was developed by Tonti Properties, a Dallas based owner and operator of multifamily properties, and funded by borrowings under existing credit facilities and common stock issuances through MAA’s at-the-market program.

Mid-America is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 45,591 apartment units throughout the Sunbelt Region of the U.S. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or by mail at 6584 Poplar Avenue, Memphis, TN  38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated economic and market conditions. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.